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                                                                       Exhibit 5
                                                                       ---------

                                 April 20, 2001

Vignette Corporation
901 South MoPac Expressway, Building 3
Austin, Texas 78746

          Re:  Vignette Corporation (the "Company")
               Registration Statement for
               33,177,676 Shares of Common Stock

Ladies and Gentlemen:

    We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 11,804,820 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan,
(ii) 9,000,000 shares of Common Stock available under the Company's 1999 Supplemental Stock Option Plan, (iii) 8,072,856 shares of Common Stock available under the Company's 1999 Employee Stock Purchase Plan, (iv) 300,000 shares of Common Stock available for issuance under the OnDisplay, Inc. 1999 Employee Stock Purchase Plan and (v) 4,000,000 shares of Common Stock available for issuance under the Written Compensation Agreements for Bryce Johnson and Thomas Hogan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the applicable plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Vignette Corporation's Common Stock.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,


                          /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian

                          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP